                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under
Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number:  0-19507
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                          SubMicron Systems Corporation
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             (Exact name of registrant as specified in its charter)

    6330 Hedgewood Drive, #150, Allentown, Pennsylvania 18106 (610) 291-9200
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               8% Convertible Subordinated Notes due February 2002
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            (Title of each class of securities covered by this Form)


                         Common Stock, par value $.0001
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an "X" in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


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Rule 12g-4(a)(1)(i)       X             Rule 12h-3(b)(1)(ii)
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Rule 12g-4(a)(1)(ii)                    Rule 12h-3(b)(2)(i)
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Rule 12g-4(a)(2)(i)                     Rule 12h-3(b)(2)(ii)
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Rule 12g-4(a)(2)(ii)                    Rule 15d-6
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Rule 12h-3(b)(1)(i)
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Approximate number of holders of record as of the certification
  or notice date:   28
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         Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 24, 1999                       By:      /s/ John Kizer
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                                            Name:    John Kizer
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                                            Title:   Vice President
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Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.